Exhibit 99.1

Press Release

Date: Oct. 15, 2009

Contact: Jay Rhee, General Manager, Arigene (+82-2-2109-9911)

“Fuzeon, an AIDS Treatment, Sales Rise for the Second Consecutive Quarter – Reaches Approx. KRW 101 Billion for FY2009 Sales up to 3Q”

Fuzeon®, an AIDS treatment, is continuing to show solid quarterly performance in 2009.

Arigene Co., Ltd., which is to acquire Trimeris Inc., announced that Trimeris, a NASDAQ-listed company, has announced 3Q sales of Fuzeon® on Oct. 14, 2009 (US time).

3Q sales of Fuzeon were approx. KRW 12 billion ($10.4 million) in the US and Canada, and approx. KRW 23 billion ($19.4 million) in 3Q global sales reached approx. KRW 35 billion ($29.8 million).

Fuzeon’s 3Q sales increased by 2.4% from 2Q sales, showing an upward sales trend in 2009.

Cumulatively in 2009 for 3 quarters, Fuzeon® sales were KRW 35 billion ($30.1 million) in the US and Canada, and approx. KRW 66 billion ($56.6 million)—Cumulative global sales reached approx. KRW 101 billion ($86.7 million).

Trimeris is expected to disclose its 3Q financial results in November.

FUZEON® SALES IN 2009

(US$)	2009
	Q1	Q2	Q3	Q4	Total
US/Canada	$10.0	$9.7	$10.4		$30.1
Ex US/Canada	$17.8	$19.4	$19.4		$56.6

Global Net Sales	$27.8	$29.1	$29.8		$86.7

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Trimeris. Arigene and RTM Acquisition Company, a wholly owned subsidiary of Arigene, have not commenced the tender offer for the shares of Trimeris stock described in this press release. Upon commencement of the tender offer, Arigene and RTM Acquisition Company will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. Following commencement of the tender offer, Trimeris will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9. These documents will contain important information about Arigene, Trimeris, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available. These materials will be sent free of charge to all stockholders of Trimeris. Investors and security holders will also be able to obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by Arigene and Trimeris through the web site maintained by the SEC at www.sec.gov.

Cautionary Note regarding Forward Looking Statements

This press release contains forward-looking information about the proposed transaction between Trimeris and Arigene, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company, new product development, including obtaining regulatory approvals, and any other statements about Arigene’s management’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. These forward looking statements involve known and unknown risks and uncertainties that may cause actual results and outcomes, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward looking statements. Important factors that may cause or contribute to such differences include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Trimeris’ stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; transaction costs; whether results obtained in clinical studies or in preclinical studies will be indicative of results obtained in future clinical trials; whether Trimeris or Arigene will be able to obtain regulatory approvals and such other factors as are set forth in the risk factors detailed from time to time in Trimeris’ periodic reports filed with the SEC including, without limitation, the risk factors detailed in Trimeris’ Form 10-K filed with the SEC on March 13, 2009. The forward looking statements are made only as of the date of publication. Except as otherwise required by law, the parties specifically disclaim any obligation to update any of these forward looking statements.